EXHIBIT 4.1

CARDIODYNAMICS INTERNATIONAL CORPORATION

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”), is made and entered into as of April 11, 2006, by and among CardioDynamics International Corporation, a California corporation (the “Company”), and the purchasers listed on Schedule A attached hereto (collectively, the “Purchasers” and individually, a “Purchaser”).

1. Authorization of Sale of the Securities. Subject to the terms and conditions of this Agreement, the Company has authorized the sale of the senior subordinated convertible notes of the Company in the form attached hereto as Exhibit A (together with any senior subordinated convertible notes issued in replacement thereof in accordance with the terms thereof, the “Notes”), which Notes shall be convertible into shares of the Company’s Common Stock (the “Common Stock”) (as converted, the “Conversion Shares”), in accordance with the terms of the Notes. The Notes and the Conversion Shares are hereinafter collectively referred to as the “Securities.”

2. Agreement to Sell and Purchase the Securities.

2.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, each Purchaser severally agrees to purchase, and the Company agrees to sell and issue to each Purchaser, at the Closing (as defined below) a principal amount of Notes set forth opposite such Purchaser’s name on Schedule A attached hereto (which aggregate principal amount for all Purchasers shall be $5,250,000).

2.2 Purchase Price. The purchase price for each Purchaser (the “Purchase Price”) of the Notes to be purchased by each such Purchaser at the Closing shall be equal to $1.00 for each $1.00 of principal amount of Notes being purchased by such Purchaser at the Closing.

2.3 Form of Payment. On the Closing Date, (i) each Purchaser shall pay its Purchase Price to the Company for the Notes to be issued and sold to such Purchaser at the Closing, by wire transfer of immediately available funds in accordance with the Company’s written wire instructions, and (ii) the Company shall deliver to each Purchaser the Notes (in the principal amounts as such Purchaser shall request or, if no such request is made, a single Note with a principal amount equal to the aggregate principal amount of Notes to be purchased by such Purchaser) which such Purchaser is then purchasing, duly executed on behalf of the Company and registered in the name of such Purchaser or its designee.

2.4 Closing Date. The Closing shall occur on the date hereof (the “Closing Date”).

2.5 (a) Restricted Language. Certificates evidencing the Securities will contain the following legend, as applicable, until such time as they are not required:

NEITHER THESE SECURITIES NOR THE SECURITIES ISSUABLE UPON CONVERSION OR EXERCISE OF THESE SECURITIES HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THESE SECURITIES AND THE SECURITIES ISSUABLE UPON CONVERSION OR EXERCISE OF THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES.

b. The Company shall as soon as practicable (but not later than five business days after the registration statement has been deemed effective by the SEC, remove the restrictive legends specified above in this Section and all Shares subsequently issued shall not bear the restrictive legend specified above in this Section. The Company shall cause its counsel to issue a legal opinion to the Company’s transfer agent promptly after the Effective Date if required by the Company’s transfer agent to effect the removal of the legend hereunder. The Company shall issue a blanket letter of instruction to its transfer agent placing a “stop transfer” order on the Shares, which stop transfer order may be lifted upon receipt by the transfer agent of written certification that the Shares are being sold pursuant to an effective registration statement and a duly delivered prospectus.

c. The Company acknowledges and agrees that the Purchaser may from time to time pledge pursuant to a bona fide margin agreement with a registered broker-dealer or grant a security interest in some or all of the Shares o a financial institution that is an “accredited investor” as defined in Rule 501(a) under the Securities Act and, if required under the terms of such arrangement, the Purchaser may transfer pledged or secured Shares to the pledgees or secured parties. Such a pledge or transfer would not be subject to approval of the Company. Further, no notice shall be required of such pledge. The Company will execute and deliver such documentation as a pledgee or secured party of Shares may reasonably request in connection with a pledge or transfer of the Shares including the preparation and filing of any required prospectus supplement under Rule 424(b)(3) of the Securities Act or other applicable provision of the Securities Act to appropriately amend the list of selling stockholders thereunder, provided that the Company may first require a legal opinion of legal counsel of the pledgee, secured party or pledgor in connection therewith and with regard to the exemption from registration under the Securities Act claimed with respect to such transfer or pledge.

d. Nothing herein shall limit the Purchaser’s right to pursue actual damages for the failure of the Company and its transfer agent to deliver certificates representing any Shares as required hereby, and the Purchaser shall have the right to pursue all remedies available to it at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief.

2.6 Anti-dilution. To maintain the Purchaser’s fractional ownership in the Company and to reduce the Purchaser’s average cost per share to the price paid by new investors, the protections set forth in this paragraph 2.6 are being provided to the Purchaser. If on or after the date of issuance of the Notes, the Company issues or sells any shares of Common Stock for no consideration, or for a consideration per share (before deduction of reasonable expenses or commissions or underwriting discounts or allowances in connection therewith) less than the Conversion Price on the date of issuance (a “Dilutive Issuance”), then immediately upon the Dilutive Issuance, the Conversion Price will be reduced to a price determined by multiplying the Conversion Price in effect immediately prior to the Dilutive Issuance by a fraction, (i) the numerator of which is an amount equal to the sum of (x) the number of shares of Common Stock actually outstanding immediately prior to the Dilutive Issuance, plus (y) the quotient of the aggregate consideration, received by the Company upon such Dilutive Issuance divided by the Closing market price in effect immediately prior to the Dilutive Issuance, and (ii) the denominator of which is the total number of shares of Common Stock Deemed Outstanding immediately after the Dilutive Issuance. “Common Stock Deemed Outstanding” shall mean the number of shares of Common Stock actually outstanding (not including shares of Common Stock held in the treasury of the Company), and the total number of shares of Common Stock issued or issuable under the Dilutive Issuance. However, no adjustment to the Exercise Price will be made (i) upon the exercise of any warrants, options or convertible securities granted, issued and outstanding on the date of issuance of the Notes; (ii) upon the grant or exercise of any stock or options which may hereafter be granted or exercised under any employee benefit plan of the Company now existing or to be implemented in the future, so long as the issuance of such stock or options is approved by a majority of the independent members of the Board of Directors of the Company or a majority of the members of a committee of independent directors established for such purpose; or (iii) upon the conversion of the Notes.

Representations, Warranties and Covenants of the Company. Except as set forth in the Schedule of Exceptions attached hereto as Exhibit B, the Company hereby represents and warrants to the Purchasers as follows:

2.6 Organization. The Company is duly organized and validly existing in good standing under the laws of the jurisdiction of its organization. Each of the Company and its Subsidiaries (as defined in Rule 405 under the Securities Act) has full power and authority to own, operate and occupy its properties and to conduct its business as presently conducted and as described in the documents filed by the Company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of its most recently completed fiscal year through the date hereof (the “Exchange Act Documents”) and is registered or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the location of the properties owned or leased by it requires such qualification and where the failure to be so qualified would have a material adverse effect upon the condition (financial or otherwise) of the Company and its Subsidiaries, considered as one enterprise (a “Material Adverse Effect”), and no proceeding has been instituted in any such jurisdiction, revoking, limiting or curtailing, or seeking to revoke, limit or curtail, such power and authority or qualification.

2.7 Due Authorization and Valid Issuance. The Company has all requisite power and authority to execute, deliver and perform its obligations under the Transaction Documents, and the Transaction Documents have been duly authorized and validly executed and delivered by the Company and constitute legal, valid and binding agreements of the Company enforceable against the Company in accordance with their terms, except as rights to indemnity and contribution may be limited by state or federal securities laws or the public policy underlying such laws, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The issuance of the Notes is duly authorized and, upon issuance of the Notes in accordance with the terms hereof, the Notes shall be free from all taxes, liens and charges with respect to the issue thereof. As of the Closing, a number of shares of Common Stock shall have been duly authorized and reserved for issuance equal to the maximum number of shares issuable upon conversion of the Notes to be issued at Closing. Upon conversion or issuance in accordance with the Notes, the Conversion Shares will be validly issued, fully-paid and nonassessable.

2.8 Non-Contravention. The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not (A) conflict with or constitute a violation of, or default (with the passage of time or otherwise) under, (i) any contract, agreement or other instrument filed or incorporated by reference as an exhibit to any of the Exchange Act Documents (any such contract, agreement or instrument, an “Exchange Act Exhibit”) (ii) the charter, by-laws or other organizational documents of the Company or any Subsidiary, or (iii) any law, administrative regulation, ordinance or order of any court or governmental agency, arbitration panel or authority applicable to the Company or any Subsidiary or their respective properties, except in the case of clauses (i) and (iii) for any such conflicts, violations or defaults which are not reasonably likely to have a Material Adverse Effect or (B) result in the creation or imposition of any lien, encumbrance, claim, security interest or restriction whatsoever upon any of the material properties or assets of the Company or any Subsidiary (except as contemplated hereby) or an acceleration of indebtedness pursuant to any obligation, agreement or condition contained in any Exchange Act Exhibit. Except for (i) the filing of a Form 8-K in connection with the transactions contemplated by the Transaction Documents and (ii) the Registration Statement, Form D and any related state “Blue Sky” filings required to be filed with respect to the Securities pursuant to Section 6 hereof, no consent, approval, authorization or other order of, or registration, qualification or filing with, any regulatory body, administrative agency, or other governmental body in the United States or any other person is required for the execution and delivery of the Transaction Documents, and the valid issuance and sale of the Securities to be sold pursuant to this Agreement, and the valid issuance of the Conversion Shares in accordance with the Notes, other than such as have been made or obtained, and except for any post-closing securities filings or notifications required to be made under federal or state securities laws.

2.9 Capitalization. The capitalization of the Company as of February 28, 2006 is as set forth in the most recent applicable Exchange Act Documents, increased as set forth in the next sentence. The Company has not issued any capital stock since that date other than pursuant to (i) employee benefit plans disclosed in the Exchange Act Documents, or (ii) outstanding warrants, options or other securities disclosed in the Exchange Act Documents; furthermore there were warrants issued of $327,000 and $2,027,000 in 2005, 2004 and 2003, respectively, as described in the Company’s annual report filed on Form 10-K (the “Warrants”). The outstanding shares of capital stock of the Company have been duly and validly issued and are fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and were not issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. Except as set forth in or contemplated by the Exchange Act Documents and for the Warrants, there are no outstanding rights (including, without limitation, preemptive rights), warrants or options to acquire, or instruments convertible into or exchangeable for, any unissued shares of capital stock or other equity interest in the Company or any Subsidiary, or any contract, commitment, agreement, understanding or arrangement of any kind to which the Company is a party or of which the Company has knowledge and relating to the issuance or sale of any capital stock of the Company or any Subsidiary, any such convertible or exchangeable securities or any such rights, warrants or options. Without limiting the foregoing, no preemptive right, co-sale right, right of first refusal, registration right, or other similar right exists with respect to the Securities or the issuance and sale thereof. No further approval or authorization of any stockholder, the Board of Directors of the Company or others is required for the issuance and sale of the Securities. The Company owns the entire equity interest in each of its Subsidiaries, free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest, other than as described in the Exchange Act Documents. Except as disclosed in the Exchange Act Documents, there are no stockholders agreements, voting agreements or other similar agreements with respect to the Common Stock to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s stockholders.

2.10 Legal Proceedings. There is no legal or governmental proceeding pending or, to the knowledge of the Company, threatened to which the Company or any Subsidiary is or may be a party or of which the business or property of the Company or any Subsidiary is subject that is not disclosed in the Exchange Act Documents, and which proceeding, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect. There are no disagreements of any kind presently existing, or reasonably anticipated by the Company to arise between the accountants, auditors and lawyers formerly or presently employed by the Company.

2.11 No Violations. Neither the Company nor any Subsidiary is (i) in violation of its charter, bylaws, or other organizational document, (ii) in violation of any law, administrative regulation, ordinance or order of any court or governmental agency, arbitration panel or authority applicable to the Company or any Subsidiary or (iii) in default (and there exists no condition which, with the passage of time or otherwise, would constitute a default) in any material respect in the performance of any Exchange Act Exhibit.

2.12 Governmental Permits, Etc. With the exception of the matters which are dealt with separately in Sections 3.1, 3.12, 3.13, and 3.14, each of the Company and its Subsidiaries has all necessary franchises, licenses, certificates and other authorizations from any foreign, federal, state or local government or governmental agency, department, or body that are currently necessary for the operation of the business of the Company and its Subsidiaries as currently conducted and as described in the Exchange Act Documents.

2.13 Intellectual Property. Except as specifically disclosed in the Exchange Act Documents, and except as set forth on Exhibit B hereto (i) each of the Company and its Subsidiaries owns or possesses sufficient rights to use all material patents, patent rights, trademarks, copyrights, licenses, inventions, trade secrets, trade names and know-how (collectively, “Intellectual Property”) described or referred to in the Exchange Act Documents as owned or possessed by it or that are necessary for the conduct of its business as now conducted or as proposed to be conducted as described in the Exchange Act Documents (ii) to the knowledge of the Company, neither the Company nor any of its Subsidiaries is infringing any rights of a third party with respect to any Intellectual Property that (iii) neither the Company nor any of its Subsidiaries has received any notice of, or has any knowledge of, any asserted infringement by the Company or any of its Subsidiaries of, any rights of a third party with respect to any Intellectual Property and (iv) neither the Company nor any of its Subsidiaries has received any notice of, or has any knowledge of, infringement by a third party with respect to any Intellectual Property rights of the Company or of any Subsidiary.

2.14 Financial Statements. The financial statements of the Company and the related notes contained in the Exchange Act Documents present fairly, in accordance with generally accepted accounting principles, the financial position of the Company and its Subsidiaries as of the dates indicated, and the results of its operations and cash flows for the periods therein specified consistent with the books and records of the Company and its Subsidiaries except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which are not expected to be material in amount. Such financial statements (including the related notes) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods therein specified, except as may be disclosed in the notes to such financial statements, or in the case of unaudited statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act and except as disclosed in the Exchange Act Documents. The other financial information contained in the Exchange Act Documents has been prepared on a basis consistent with the financial statements of the Company.

2.15 No Material Adverse Change. Except as disclosed in the Exchange Act Documents, since February 28, 2006, there has not been (i) any event affecting the Company or its Subsidiaries that has had a Material Adverse Effect, (ii) any obligation, direct or contingent, that is material to the Company and its Subsidiaries considered as one enterprise, incurred by the Company, except obligations incurred in the ordinary course of business, (iii) any dividend or distribution of any kind declared, paid or made on the capital stock of the Company or any of its Subsidiaries, or (iv) any loss or damage (whether or not insured) to the physical property of the Company or any of its Subsidiaries which has been sustained which has a Material Adverse Effect; provided, however, that changes in the ordinary course of business, including but not limited to the use of cash and increases in liabilities in the ordinary course of business, shall not be deemed to be a material adverse change or to have a Material Adverse Effect.

2.16 Disclosure. The representations and warranties of the Company contained in this Section 3 and the Other Information (as defined below) as of the date hereof do not and as of the Closing Date will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except with respect to (i) the material terms and conditions of the transaction contemplated by the Transaction Documents, which shall be publicly disclosed by the Company on a Form 8-K, and (ii) such other information that is being provided to the Purchasers that the Company covenants it shall publicly disclose no later than April 18, 2006 (the “Other Information”), the Company confirms that neither it nor any person acting on its behalf has provided the Purchasers with any information that the Company believes constitutes material, non-public information, except as set forth in this paragraph. At Purchaser’s request, the Company has provided the Purchaser with certain requested non-public information in accordance with that certain Confidentiality Agreement between the Purchaser and the Company dated March 14, 2006 (“Confidentiality Agreement”), which confidential information shall not be publicly disclosed. The Company understands and confirms that the Purchasers will rely on the foregoing representations in effecting transactions in the securities of the Company after the public disclosures referenced in (i) and (ii) in the immediately preceding sentence.

2.17 NASDAQ Compliance. The Company’s Common Stock is registered pursuant to Section 12(g) of the Exchange Act and is listed on The Nasdaq Stock Market, Inc. National Market (the “Nasdaq National Market”), and the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or de-listing the Common Stock from the Nasdaq National Market, nor has the Company received any notification that the SEC or the National Association of Securities Dealers, Inc. (“NASD”) is currently contemplating terminating such registration or listing.

2.18 Reporting Status. The Company has filed in a timely manner all documents that the Company was required to file under the Exchange Act during the 12 months preceding the date of this Agreement. Pursuant to General Instruction I.B.3 of Form S-3, the Company is eligible to use Form S-3 to register the Conversion Shares to be offered for the account of the Purchasers. The following documents complied in all material respects with the SEC’s requirements as of their respective filing dates, and the information contained therein as of the date thereof did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made not misleading:

(a) Annual Report on Form 10-K for the year ended November 30, 2005, and Quarterly Report on Form 10-Q for the quarter ended February 28, 2006 and Forms 8-K filed on December 2, 2005, December 12, 2005, February 13, 2006, March 3, 2006, March 9, 2006, and March 22, 2006; and

(b) all other documents, if any, filed by the Company with the SEC during the one-year period preceding the date of this Agreement pursuant to the reporting requirements of the Exchange Act.

2.19 Listing. The Company shall comply with all requirements of the NASD with respect to the issuance of the Conversion Shares, and the listing of the Conversion Shares on the Nasdaq National Market.

2.20 No Manipulation of Stock. Pursuant to the requirement of the Purchaser, certain executives of the Company will be required to purchase shares of the Company’s Common

Stock on the open market. Except as set forth in the preceding sentence, the Company has not taken and will not, in violation of applicable law, take, any action designed to or that might reasonably be expected to cause or result in stabilization or manipulation of the price of the Common Stock to facilitate the sale or resale of the Notes or the Conversion Shares.

2.21 Foreign Corrupt Practices. Neither the Company, nor to the knowledge of the Company, any agent or other person acting on behalf of the Company, has (i) directly or indirectly, used any corrupt funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company (or made by any person acting on its behalf of which the Company is aware) which is in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

2.22 Taxes. The Company has filed all necessary federal, state and foreign income and franchise tax returns and has paid or accrued all taxes shown as due thereon.

2.23 Private Offering. Assuming the correctness of the representations and warranties of the Purchasers set forth in Section 4 hereof, the offer and sale of Notes hereunder is and, in accordance with the terms of the Notes, the issuance of the Conversion Shares will be exempt from registration under the Securities Act. The Company has not distributed and will not distribute prior to the Closing Date any offering material in connection with this Offering and sale of the Securities other than the Transaction Documents of which this Agreement is a part or the Exchange Act Documents. The Company has not in the past nor will it hereafter take any action to sell, offer for sale or solicit offers to buy any securities of the Company which would bring the offer, issuance or sale of the Securities as contemplated by this Agreement, or the issuance of the Conversion Shares in accordance with the terms of the Notes, within the provisions of Section 5 of the Securities Act, unless such offer, issuance or sale was or shall be within the exemptions of Section 4 of the Securities Act. Neither the Company nor any person acting on behalf of the Company has offered or sold any of the Securities by any form of general solicitation or general advertising. The Company has offered the Securities for sale only to the Purchasers and certain other “accredited investors” within the meaning of Rule 501 under the Securities Act.

2.24 Transactions With Affiliates. Except as disclosed in the Exchange Act Documents, none of the current officers or directors of the Company is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer or director or, to the knowledge of the Company, any entity in which any officer or director has a substantial interest or is an officer, director, trustee or partner.

2.25 No Registration Rights. Other than the Purchasers, no person has the right, which right has not been waived, to require the Company or any Subsidiary to register any securities for sale under the Securities Act by reason of the filing of the Registration Statement with the SEC or the issuance and sale of the Notes or Conversion Shares.

2.26 Ranking of Notes. Except for the Existing Debt and Future Debt (as defined in the Convertible Note term sheet attached as Exhibit A hereto), no indebtedness of the Company is senior to or ranks pari passu with the Notes in right of payment, whether with respect of payment of redemptions, interest damages or upon liquidation or dissolution or otherwise.

3. Representations, Warranties and Covenants of the Purchasers.

3.1 Securities Law Representations and Warranties. Each Purchaser severally and not jointly represents, warrants and covenants to the Company as follows:

(a) The Purchaser is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in securities representing an investment decision like that involved in the purchase of the Securities, including investments in securities issued by the Company, and has requested, received, reviewed and considered all information it deems relevant in making an informed decision to purchase the Securities.

(b) The Purchaser is acquiring the principal amount of Notes set forth in Section 2 above in the ordinary course of its business and for its own account for investment only and has no present intention of distributing any of the Securities nor any arrangement or understanding with any other persons regarding the distribution of such Securities within the meaning of Section 2(11) of the Securities Act, except as contemplated in Section 6 of this Agreement; provided, however, that in making such representation, such Purchaser does not agree to hold the Securities for any minimum or specific term and reserves the right to sell, transfer or otherwise dispose of the Securities at any time in accordance with the provisions of this Agreement and with Federal and state securities laws applicable to such sale, transfer or disposition.

(c) The Purchaser will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Securities except in compliance with the Securities Act and the rules and regulations promulgated thereunder (the “Rules and Regulations”).

(d) The Purchaser has, in connection with its decision to purchase the principal amount of Notes set forth in Section 2 above, relied solely upon the Exchange Act Documents, and the information provided pursuant to the Confidentiality Agreement and the representations and warranties of the Company contained in this Agreement.

(e) The Purchaser believes it has received all information it considers necessary or appropriate for deciding whether to purchase the Securities. The Purchaser further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities and the business, properties, prospects and financial condition of the Company. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 3 of this Agreement or the right of the Purchasers to rely on such representations and warranties.

(f) As of the date hereof, in the event of the conversion of the Notes, each Purchaser would own that number of shares of Common Stock noted in Schedule A hereto.

(g) The Purchaser is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

3.2 Resales of Securities. Each Purchaser agrees to the following:

(a) If the Purchaser shall propose to sell any Securities, the Purchaser shall notify the Company of its intent to do so on or before one (1) business day prior to the date of such sale (the “Notice of Sale”), and the provision of the Notice of Sale to the Company shall conclusively be deemed to establish an agreement by such Purchaser to comply with the registration provisions herein described. The Notice of Sale shall be deemed to constitute a representation that any information previously supplied by such Purchaser is accurate as of the date of such Notice of Sale.

(b) The Notice of Sale in substantially the form attached as Exhibit I to Appendix II shall be given in accordance with the provisions of Section 4.2(a) hereof. However, the Purchaser may give the Notice of Sale orally by telephoning the current Chief Financial Officer at the Company at (858)-535-0202. An oral Notice of Sale shall be deemed to have been received only at such time as the selling Purchaser speaks directly with the current Chief Financial Officer. In addition, an oral Notice of Sale shall only be deemed effective if it is followed by a written Notice of Sale received by the Company by personal delivery or facsimile within 24 hours after giving the oral Notice of Sale.

(c) The Company may refuse to permit the Purchaser to resell any Securities for a period of time not to exceed 30 days; provided, however, that in order to exercise this right, the Company must deliver a certificate in writing to the Purchaser to the effect that the Registration Statement in its then current form contains an untrue statement of material fact or omits to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. During any suspension period (each a “Suspension”) as contemplated by this Section 4.2(c), of which there shall be no more than two in any 12-month period, the Company will not allow any of its officers or directors to buy or sell shares of the Company’s securities.

3.3 Certain Trading Limitations. Each Purchaser represents and warrants that it has not directly or indirectly, nor has any person or entity acting on behalf of or pursuant to any understanding with such Purchaser, engaged in any purchases or sales in the securities of the Company (including, without limitations, any short sales involving the Company’s securities) since the date on which such Purchaser entered into a confidentiality or similar agreement or understanding with the Company in connection with such Purchaser’s participation in the transactions contemplated by this Agreement.

3.4 Due Execution, Delivery and Performance. Each Purchaser represents and warrants that:

(a) This Agreement has been duly executed and delivered by the Purchaser and constitutes a valid and binding obligation of the Purchaser and the Company, enforceable against the Purchaser in accordance with its terms.

(b) The execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby and the fulfillment of the terms of the Transaction Documents have been duly authorized by all necessary corporate or LLC action and will not conflict with or constitute a breach of, or default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Purchaser pursuant to, any contract, indenture, mortgage, loan agreement, deed, trust, note, lease, sublease, voting agreement, voting trust or other instrument or agreement to which the Purchaser is a party or by which it may be bound, or to which any of the property or assets of the Purchaser is subject, nor will such action result in any violation of the provisions of the charter or bylaws, or other organizational documents, of the Purchaser or any applicable statute, law, rule, regulation, ordinance, decision, directive or order applicable to the Purchaser or its property or assets.

4. Survival of Representations, Warranties and Agreements. Notwithstanding any investigation made by any party to this Agreement, all representations and warranties made by the Company and the Purchasers in this Agreement shall survive for one (1) year from the execution of this Agreement.

5. Form D Filing; Registration; Compliance with the Securities Act; Covenants.

5.1 Form D Filing; Registration of Shares.

5.1.1 Registration Statement; Expenses. The Company shall:

(a) file as soon as practicable, but in no event later than 15 days after the date of the Closing, a Form D relating to the sale of the Securities under this Agreement, pursuant to Regulation D under the Securities Act.

(b) as soon as practicable after the Closing Date, but in no event later than the 45th day following the Closing Date, prepare and file with the Commission a Registration Statement on Form S-3 (or, if the Company is ineligible to use Form S-3, then on Form S-1) relating to the sale of the Conversion Shares (and all shares issuable in respect thereof, whether as stock dividends, pursuant to Section 6.1.2 or otherwise) by the Purchasers from time to time on the Nasdaq National Market (or the facilities of any national securities exchange on which the Company’s Common Stock is then traded) or in privately negotiated transactions (the “Registration Statement”);

(c) the Company shall use its best efforts to cause such Registration Statement to become effective, and, keep such Registration Statement effective for a period of up to two years from the Closing Date, or such lesser period of time as all of the Conversion Shares have been sold or can be sold without restriction under Rule 144;

(d) subject to receipt of necessary information from the Purchasers, use its best efforts to cause the Commission to notify the Company of the Commission’s willingness to declare the Registration Statement effective on or before 100 days (or 130 days in the event the Registration Statement is reviewed by the Commission) after the initial filing of the Registration Statement (the “Required Effectiveness Date”);

(e) notify Purchasers promptly upon the Registration Statement, or any post-effective amendment thereto, being declared effective by the Commission;

(f) prepare and file with the Commission such amendments and supplements to the Registration Statement and the Prospectus (as defined in Section 6.3.1 below) and take such other action, if any, as may be necessary to keep the Registration Statement effective until the earlier of (i) the second anniversary of the Closing Date and (ii) the date on which the Conversion Shares can be sold by non-affiliates of the Company without registration under Rule 144(k) under the Securities Act (such period, the “Effectiveness Period”);

(g) promptly furnish to the Purchasers with respect to the Conversion Shares registered under the Registration Statement such reasonable number of copies of the Prospectus, including any supplements to or amendments of the Prospectus, in order to facilitate the public sale or other disposition of all or any of the Shares by the Purchasers;

(h) during the period when copies of the Prospectus are required to be delivered under the Securities Act or the Exchange Act, will file all documents required to be filed with the Commission pursuant to Section 13, 14 or 15 of the Exchange Act within the time periods required by the Exchange Act and the rules and regulations promulgated thereunder;

(i) file documents required of the Company for customary Blue Sky clearance in all states requiring Blue Sky clearance; provided, however, that the Company shall not be required to qualify to do business or consent to service of process in any jurisdiction in which it is not now so qualified or has not so consented; and

(j) bear all expenses of the Company in connection with the procedures in paragraphs (a) through (i) of this Section 6.1.1 and the registration of the Conversion Shares pursuant to the Registration Statement.

5.1.2 The Company hereby agrees that the following circumstances shall constitute an Event of Default as set forth in Section 4 of the Form of Convertible Senior Note attached hereto as Exhibit A and that the Purchaser shall be entitled to the remedy set forth therein: (a) if the Registration Statement is not filed by the Company on or prior to 45 days after the Closing Date (such an event, a “Filing Default”); (b) if the Registration Statement is not declared effective by the SEC by the Required Effectiveness Date (either such event, an “Effectiveness Default”); or (c) if the Registration Statement (after its effectiveness date) ceases to be effective and available to the Purchaser for any reason without being succeeded within ten trading days by an amendment to such Registration Statement or by a subsequent Registration Statement filed with and declared effective by the Commission (such an event, a “Suspension Default” and together with a Filing Default, an Effectiveness Default and a Suspension Default, a “Registration Default”); provided, however, that in the event of a Suspension as contemplated in Section 4.2(c), a Suspension Default shall be deemed to have occurred only once (i) more than two Suspensions have occurred in any 12-month period, or (ii) any single Suspension exceeds 30 days. Notwithstanding the foregoing, the Purchaser shall be entitled to specific performance and any other remedies at law or in equity in the event the Company fails to comply with the provisions of Section 6.1.1 or 6.2.

5.2 Transfer of Conversion Shares After Registration. Each Purchaser agrees that it will not effect any disposition of the Securities that would constitute a sale within the meaning of the Securities Act, except as contemplated in the Registration Statement referred to in Section 6.1 or as otherwise permitted by, or exempted by, law (including Rule 144 or any exemption from registration), and that it will promptly notify the Company of any changes in the information set forth in the Registration Statement regarding the Purchaser or its plan of distribution.

5.3 Indemnification. For the purpose of this Section 6.3, the term “Registration Statement” shall include any preliminary or final prospectus, exhibit, supplement or amendment included in or relating to the Registration Statement referred to in Section 6.1.

5.3.1 Indemnification by the Company. The Company will indemnify and hold harmless each of the Purchasers and each person, if any, who controls any Purchaser within the meaning of the Securities Act, against any losses, claims, direct damages, liabilities or reasonable expenses, joint or several, to which such Purchasers or such controlling person become subject, under the Securities Act, the Exchange Act, or any other federal or state statutory law or regulation, or at common law or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of the Company, which consent shall not be unreasonably withheld), insofar as such losses, claims, direct damages, liabilities or reasonable expenses (or actions in respect thereof as contemplated below) (i) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, including the Prospectus, financial statements and schedules, and all other documents filed as a part thereof, as amended at the time of effectiveness of the Registration Statement, including any information deemed to be a part thereof as of the time of effectiveness pursuant to paragraph (b) of Rule 430A, or pursuant to Rule 434, of the Rules and Regulations, or the prospectus, in the form first filed with the Commission pursuant to Rule 424(b) of the Regulations, or filed as part of the Registration Statement at the time of effectiveness if no Rule 424(b) filing is required (the “Prospectus”), or any amendment or supplement thereto, or (ii) arise out of or are based upon the omission or alleged omission to state in any of them a material fact required to be stated therein or necessary to make the statements in any of them, in light of the circumstances under which they were made, not misleading, or (iii) arise out of or are based in whole or in part on any inaccuracy in the representations and warranties of the Company contained in this Agreement, or any failure of the Company to perform its material obligations under this Agreement or under law (the events in clauses (i), (ii), or (iii), collectively are referred to herein as the “Company Indemnification Events”), and shall reimburse each Purchaser and each such controlling person as the case may be, for the indemnifiable amounts provided for herein on demand as such expenses are incurred; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon any Purchaser Indemnification Event (as defined below).

5.3.2 Indemnification by the Purchaser. The Purchaser will indemnify and hold harmless the Company, each of its directors, each of its officers who signed the Registration Statement and each person, if any, who controls the Company within the meaning of the Securities Act, against any actual and direct losses, claims, direct damages, liabilities or reasonable expenses to which the Company, each of its directors, each of its officers who signed the Registration Statement or controlling person become subject, under the Securities Act, the Exchange Act, or any other federal or state statutory law or regulation, or at common law or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of such Purchaser, which consent shall not be unreasonably withheld) insofar as such actual and direct losses, claims, direct damages, liabilities or reasonable expenses (or actions in respect thereof as contemplated below) arise out of or are based upon (i) the failure of such Purchaser to comply with the covenants and agreements contained in Sections 4.2 or 6.2 of this Agreement respecting the sale of the Securities or (ii) the inaccuracy of any representation made by such Purchaser in this Agreement or the Questionnaires or (iii) any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, the Prospectus, or any amendment or supplement to the Registration Statement or Prospectus, or arise out of or are based upon the omission or alleged omission to state therein a fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Registration Statement, the Prospectus, or any amendment or supplement thereto, in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Purchaser expressly for use therein (the events in clauses (i), (ii), or (iii), collectively are referred to herein as the “Purchaser Indemnification Events”), and shall reimburse the Company or such officer, director or controlling person, as the case may be, for the indemnifiable amounts provided for herein on demand as such expenses are incurred; provided, however, that the Purchaser shall not be liable in any such case to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon any negligence or misconduct of the Company of a Company Indemnification Event.

5.3.3 Indemnification Procedure.

(a) Promptly after receipt by an indemnified party under this Section 6.3 of notice of the threat or commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this Section 6.3, promptly notify the indemnifying party in writing of the claim; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party for contribution or otherwise under the indemnity agreement contained in this Section 6.3 or to the extent it is not prejudiced as a result of such failure.

(b) In case any such action is brought against any indemnified party and such indemnified party seeks or intends to seek indemnity from an indemnifying party, the indemnifying party will be entitled to participate in, and, to the extent that it may wish, jointly with all other indemnifying parties similarly notified, to assume the defense thereof; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be a conflict between the positions of the indemnifying party and the indemnified party in conducting the defense of any such action or that there may be legal defenses available to it or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action, the indemnifying party will not be liable to such indemnified party under this

Section 6.3 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless:

(i) the indemnified party shall have employed such counsel in connection with the assumption of legal defenses in accordance with the proviso to the preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel, approved by such indemnifying party representing all of the indemnified parties who are parties to such action) or

(ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of action, in each of which cases the reasonable fees and expenses of counsel shall be at the expense of the indemnifying party.

5.3.4 Contribution. If a claim for indemnification under this Section 6.3 is unavailable to an indemnified party (by reason of public policy or otherwise), then each indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of any losses, claims, damages, liabilities or expenses referred to in this Agreement, in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified party in connection with the actions, statements or omissions that resulted in such losses, claims, damages, liabilities or expenses as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any losses, claims, damages, liabilities or expenses shall be deemed to include, subject to the limitations set forth in this Section 6.3, any reasonable attorneys’ or other reasonable fees or expenses incurred by such party in connection with any proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in this Section was available to such party in accordance with its terms.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 6.3 were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. No party to this Agreement guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any other party to this Agreement who was not guilty of such fraudulent misrepresentation.

5.4 Termination of Conditions and Obligations. The restrictions imposed by Section 4 or this Section 6 upon the transferability of the Securities shall cease and terminate as to any particular number of the Securities upon the passage of two years from the Closing Date or at such time as an opinion of counsel satisfactory in form and substance to the Company shall have been rendered to the effect that such conditions are not necessary in order to comply with the Securities Act.

5.5 Rule 144 Information. For two years after the date of this Agreement, the Company shall use its best efforts to file all reports required to be filed by it under the Securities Act, the Rules and Regulations and the Exchange Act and shall take such further action to the extent required to enable the Purchasers to sell the Securities pursuant to Rule 144 under the Securities Act (as such rule may be amended from time to time).

5.6 Legend Removal. The Company shall, and shall use its best efforts to cause its transfer agent to, promptly process requests for transfer or de-legending of Securities or certificates representing Conversion Shares in compliance with this Agreement.

6. Notices. All notices, requests, consents and other communications under this Agreement shall be in writing, shall be mailed by first-class registered or certified airmail, confirmed facsimile or nationally recognized overnight express courier postage prepaid, and shall be delivered as addressed as follows:

(a) if to the Company, to:

Steve P. Loomis

Chief Financial Officer

6175 Nancy Ridge Drive,

San Diego, CA 92121

with a copy to:

David R. Snyder

101 West Broadway, Suite 1800

San Diego, CA 92101

or to such other person at such other place as the Company shall designate to the Purchaser in writing; and

(b) if to a Purchaser, at its address as set forth on Schedule A to this Agreement, or at such other address or addresses as may have been furnished to the Company in writing.

Such notice shall be deemed effectively given upon confirmation of receipt by facsimile, or two business days after deposit with such overnight courier.

7. Modification; Amendment. This Agreement may not be modified or amended except pursuant to an instrument in writing signed by the Company and Purchasers holding at least a majority of the Securities issued and sold pursuant to this Agreement (excluding Securities that have been resold to the public or otherwise transferred by the Purchasers).

8. Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

9. Severability. If any provision contained in this Agreement should be held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired thereby.

10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of New York, without reference to conflict of laws, and the federal law of the United States of America.

11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original (whether an actual original or a facsimile), but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party to this Agreement and delivered to the other parties.

12. 8-K Filing and Publicity. Following the Closing Date, the Company shall file a Current Report on Form 8-K with the SEC describing the terms of the transactions contemplated by this Agreement and attaching this Agreement and the press release referred to below as exhibits to such filing (the “8-K Filing”). Neither the Company nor any Purchaser shall issue any press releases or any other public statements with respect to the transactions contemplated by this Agreement; provided, however, that the Company shall be entitled, without the prior approval of any Purchaser, to make any press release or other public disclosure with respect to such transactions (i) in substantial conformity with the 8-K Filing and contemporaneously therewith and (ii) as required by applicable law.

13. Stock Splits, Dividends and other Similar Events. The provisions of this Agreement shall be appropriately adjusted to reflect any stock split, stock dividend, reorganization or other similar event that may occur with respect to the Company after the date hereof.

[Signature pages follow]

IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

CARDIODYNAMICS INTERNATIONAL CORPORATION

By:	/s/ Steve P. Loomis
Name:	Steve P. Loomis
Its:	Chief Financial Officer
Fax No.:	(858) 623-8415

IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

[HOLDER].

By:	/s/ Scott H. Schroeder
Name:	Scott H. Schroeder
Its:	Authorized Signatory

Schedule A

PURCHASERS

Name and Address of Purchaser	Principal Amount of Notes	Aggregate Purchase Price
Atlas Master Fund, Ltd.* c/o Balyasny Asset Management L.P. 650 Madison Avenue – 19th Floor New York, NY 10022 Attention: Legal Dept.	$1,698,707	$1,698,707
Visium Balanced Fund, LP c/o Balyasny Asset Management L.P. 650 Madison Avenue-19th Floor New York, NY 10022 Attention: Allen Silberstein	$933,747	$933,747
Visium Balanced Fund Offshore, Ltd. c/o Balyasny Asset Management L.P. 650 Madison Avenue-19th Floor New York, NY 10022 Attention: Allen Silberstein	$1,395,510	$1,395,510
Visium Long Bias Fund, LP c/o Balyasny Asset Management L.P. 650 Madison Avenue-19th Floor New York, NY 10022 Attention: Allen Silberstein	$280,786	$280,786
Visium Long Bias Fund Offshore, Ltd. c/o Balyasny Asset Management L.P. 650 Madison Avenue-19th Floor New York, NY 10022 Attention: Allen Silberstein	$941,250	$941,250
Total	$5,250,000	$5,250,000

*	As of the date hereof, the total number of shares of Common Stock that will be owned by the Purchaser upon the Conversion of the Notes is:

EXHIBIT A

FORM OF NOTE